Exhibit 99.1



[LOGO]                              ATLAS AIR


                   ATLAS AIR CHAIRMAN REASSUMES PRESIDENT ROLE


GOLDEN, CO - SEPTEMBER 17, 1997 -- ATLAS AIR, INC. (NASDAQ: ATLS) announced today that Michael Chowdry, chairman, chief executive officer and founder of the company, will reassume his previously held position of president, a position most recently held by Mickey P. Foret.

"Atlas' recent performance has not been up to the standards we have set for ourselves to fully achieve our potential for our customers and employees, and to maximize our shareholders' value," said Mr. Chowdry. "This company was founded on an entrepreneurial idea, in the spirit of innovation and flexibility, and it is important that we maintain that culture. I have therefore decided to roll up my sleeves and reassume my original role in the active day-to-day management of Atlas Air to ensure that we focus on those business attributes that we know work -- keeping our customers satisfied, expanding our base of business to new customers around the world and remaining the low-cost air cargo outsource provider and industry leader. Current business trends are quite favorable for Atlas, and we must be agile enough to quickly capitalize on emerging opportunities. In particular, we look forward to 1998 and to the delivery of the first four of our 747-400 freighters and the new marketing opportunities they represent."

Mickey Foret commented that "Atlas has an experienced management team and skilled workforce which will continue to work together to take the company into the next phase of its growth. In addition to several of its founding executives, Atlas has significantly strengthened its senior management team in key areas such as operations, marketing and human resources. I am extremely confident that these individuals, working with Michael, will enable Atlas to achieve its goals."

A special committee of Atlas' Board of Directors will conduct a search to help identify a new president. "It is our intention to find the right individual to work closely with me to help Atlas grow and expand our important position in the air cargo industry, and to deliver positive results to our shareholders," Chowdry said.



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Atlas Air is a United States certificated air carrier that operates a fleet of
747 freighters under loan-term ACMI contracts. These contracts include the provision by Atlas of Aircraft, Crew, Maintenance and Insurance for some of the world's leading air carriers including British Airways, China Airlines, Emirates, FastAir, KLM, LAS, Lufthansa, SAS, Thai International Airways and Varig, serving 62 cities in 38 countries.

CONTACT:  Vicki L. Foster (303) 526-5050






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